ASSET PURCHASE AGREEMENT

by and among

Tri-Tel Communications, Inc.

The CRS Group, Inc.

and

Corporate Resource Services, Inc.,

Dated as of May  7, 2013

Page

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ARTICLE XI CERTAIN DEFINITIONS	29

SIGNATURE PAGE	35

APPENDIX 1: REGISTRATION RIGHTS

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 7 2013 (the “Execution Date”), by and among Tri-Tel Communications, Inc., a New York corporation (“Seller”), The CRS Group, Inc. a Delaware corporation (“Buyer”) and Corporate Resource Services, Inc., a Delaware corporation (“CRS”).  Seller, Buyer and CRS are referred to collectively herein as the “Parties.”

WHEREAS, Buyer desires to purchase from the Seller substantially all of the assets of the Summit Software division of Seller, subject to certain limited exceptions as hereinafter specified, and to assume certain limited liabilities and obligations of the Seller as hereinafter specified, all upon the terms and conditions herein contained;

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver the same to Buyer upon the terms and conditions herein contained; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1	Purchase and Sale of Assets

On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall, purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest, as of the Closing, in and to the following assets, properties and rights that are used in connection with the Business as currently conducted by Seller (collectively, the “Purchased Assets”):

(a)

all fixed assets, including, without limitation, all fixtures, furniture, furnishings, equipment, products, tools, programs, communications equipment, accessories, computers, computer hardware and peripheral devices, office and other equipment and appliances, any replacement and spare parts for any such assets, and all software embedded therein and all manuals, instruction booklets, forms, guides, written warranties, bills of sale, other documents of conveyance and other materials used in connection therewith or related thereto (collectively, the “Fixed Assets”), including without limitation, all Fixed Assets listed in Section 1.1(a) of the Seller Disclosure Schedule;

(b)

all contact information (including the name, phone number and address), resumes and records relating to all individuals that serve as who serve as the employees (such individuals, each of whom is listed in Section 1.1(b) of the Seller Disclosure Schedule, are collectively referred to herein as the “Employee Assets”);

(c)

all books, customer lists, records, files and papers (“Business Records”) that contain information relating, directly or indirectly, to the Business or the Purchased Assets, including without limitation, all client and customer lists and information relating to Seller’s personnel and in place workforce.  To the extent any Business Records are in electronic format, Seller will provide such Business Records in electronic format [and in paper format.]

(d)

all contracts and agreements of Seller related to the Business listed in Section 1.1(d) of the Seller Disclosure Schedule (the “Assumed Contracts”) to the extent the required Consents related to the Assumed Contracts are obtained on or prior to the Closing Date;

(e)	all deposits held for the account or benefit of Seller under the Assumed Contracts;
(f)	all Intellectual Property listed in Section 2.15 of the Seller Disclosure Schedule;
(g)	all Permits listed in Section 1.1(g) of the Seller Disclosure Schedule, to the extent transferable;
(h)

all computers, computer programs, computer databases, hardware and software owned, licensed or used by the Seller in connection with the Business, including but not limited to any and all proprietary software of Seller owned, licensed or used by the Seller in connection with the Business (the “Software”);

(i)	the right to use any forms, processes and solutions developed by and for Seller and employed by Seller, on or prior to the Closing Date, in operating the Business;
(j)

all municipal, state and federal franchises, licenses, authorizations and permits of the Seller which are necessary to operate the Business or are related to the Purchased Assets; all prepaid charges, deposits, sums and fees of Seller relating to the Purchased Assets;

(k)	all claims and rights of Seller related to or arising from the Purchased Assets;
(l)	the name “Summit Software,” including any registered or unregistered trademark rights Seller may have in that name; and
(m)	all of the goodwill relating to the Business or any of the Purchased Assets.
Section 1.2	Excluded Assets

Notwithstanding anything to the contrary herein, Buyer shall not purchase from Seller any assets, properties and rights that are not included among the Purchased Assets (collectively, the “Excluded Assets”), listed on Seller’s Disclosure Schedule 1.2 and including, without limitation:

(a)	any of the business of Seller that is not included in the Business;
(b)

any cash and cash equivalents other than deposits described in Section 1.1(e), including checks received pending collection as of the close of business on the Closing Date, notes, bank deposits, certificates of deposit and marketable securities;

(c)

any receivables arising from the operation of the Business and services performed in connection with the Business prior to the Closing Date (whether or not billed or invoiced prior to the Closing Date).

(d)	any deposits and cash collateral relating to Seller’s worker’s compensation insurance programs;
(e)

any contracts and agreements, whether written or oral, other than the Assumed Contracts; provided,  however, that in the event that the required Consents related to the Assumed Contracts are not obtained on or prior to the Closing Date, then the Assumed Contract for which such consent has not been obtained prior to the Closing Date shall be deemed an Excluded Asset hereunder;

(f)	any interests in any real estate including any leases, except for the Lease;
(g)

any claims, deposits, prepayments, prepaid expenses, refunds, rebates, credits, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to or arising out of the ownership or operation of the Business or any of the Purchased Assets prior to the Closing;

(h)	any minute books, corporate seals, stock record books and stock transfer records of Seller; and
Section 1.3	Assumed Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and pay, honor, perform and discharge when due the following liabilities and obligations, to the extent arising and relating to the period after the Closing (collectively, the “Assumed Liabilities”):

(a)

all liabilities and obligations under each Assumed Contract for the period after the Closing if and only if the required Consents related to such Assumed Contract are obtained on or prior to the Closing Date; and

(b)	all liabilities and obligations arising out of the operation of the Business after the Closing;
Section 1.4	Excluded Liabilities

Buyer shall not assume, and Seller shall remain exclusively obligated to discharge, all liabilities and obligations of Seller (whether known or unknown, including but not limited to any liabilities incurred with respect to the Seller Employee Plans) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

Section 1.5	Purchase Price
(a)

The purchase price (the “Purchase Price”) paid by the Buyer to the Seller for the Purchased Assets shall be CRS Shares to be paid or delivered, as applicable, in an amount and on the dates specified in this Section.

(b)

Determination and Payment of CRS Shares.  At the Closing, the Buyer shall cause to be delivered to Seller Twenty-One Million CRS Shares (the “Shares Consideration”).  The Shares Consideration was determined based on a purchase price of Thirteen Million Seven Hundred and Fifty Thousand Dollars ($13,750,000) and a price per CRS Share of $0.6469.  CRS Shares issued as part of the Shares Consideration will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).

Section 1.6	Closing Transaction
(a)

Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing and effectiveness of the Transactions (the “Closing”) will take place at 10:00 a.m., EST, on a date to be specified by the Parties (the “Closing Date”), which shall be not later than the Tenth Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of CRS, 160 Broadway 13th Floor, New York, NY 10038, unless another time, date or place is agreed to in writing by the Parties.

(b)	Actions and Deliveries by Seller. At the Closing, the Seller shall deliver to Buyer:
(i)	a bill of sale substantially in the form of Exhibit A dated the Closing Date and duly executed by Seller (the “Bill of Sale”);

(ii) an Assignment and Assumption of Customer Contracts and liabilities associated with the Customer Contracts, executed by Seller evidencing the Seller’s assignment and the Buyer’s assumption of the Customer Contracts and liabilities associated with the Customer Contracts in the form attached hereto as Exhibit B;

(iii) the Business Records;

(iv)	cross-receipt executed by the Seller, in the form of Exhibit C (Cross Receipt”)
(v)

a certificate from the secretary of the Seller certifying as to (i) the resolutions adopted by the directors and shareholders of the Seller authorizing the sale of the Purchased Assets and (ii) the incumbency information for the individual signing this Agreement on behalf of the Seller; and

(vi)	the certificates and documents required to be delivered by the Seller pursuant to Section 7.2.
(a)	Actions and Deliveries by Buyer. At the Closing, Buyer shall deliver:
(i)	to Seller the certificates and documents required to be delivered by Buyer pursuant to Section 7.3;
(ii)	to Seller the Bill of Sale dated the Closing Date and duly executed by Buyer;
(iii)	to Seller the Cross Receipt dated the Closing Date and duly executed by Buyer; and

(iv)	to Seller the Assignment and Assumption Agreement dated the Closing Date and duly executed by Buyer.

Section 1.7      Non-Assignable Assets

Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any contracts or the transfer of any properties or assets requires the consent of any other Person or Governmental Authority and such consent has not been obtained, this Agreement shall not constitute an agreement to assign or transfer any such contracts, properties or assets or any claim, right or benefit arising thereunder or resulting therefrom if any such attempted assignment or transfer would constitute a breach or default thereunder or otherwise materially adversely affect the rights of Buyer thereunder.  If consent to the assignment or transfer of any such contracts, properties or assets is not obtained, or if an attempted assignment or transfer thereof in the absence of such a consent would be ineffective or would materially adversely affect the rights of Buyer thereunder, then, at Buyer’s request, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits under such contracts, properties or assets; provided that such cooperation by Seller shall not cause Seller to violate any terms of any such contract or any applicable Law; provided,  further, that Buyer shall assume all of the post-Closing liabilities and obligations of Seller under such contracts to the extent to which Buyer receives the post-Closing benefits thereof.  Notwithstanding the foregoing, nothing in this Section 1.7 shall require Buyer to waive any condition to Closing contained in Section 7.1 or 7.2 hereof or excuse Seller from making all deliveries required by Section 1.6(b).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that as of the date hereof and as of the Closing:

Section 2.1	Organization and Qualification; Subsidiaries
(a)

Except as set forth in Section 2.1(a) of the Seller Disclosure Schedule, the Seller is an entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Seller has the requisite power and authority, corporate and otherwise, to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted.  Except as set forth in Section 2.1(a) of the Seller Disclosure Schedule, Seller is qualified to do business and in good standing in the jurisdictions set forth in Section 2.1(a) of the Seller Disclosure Schedule, which includes each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, other than those jurisdictions in which the failure to so qualify or be in good standing would not have a Seller Material Adverse Effect.

(b)	Section 2.1(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the ownership interests of Seller, broken down by the percentage owned;
(c)	Section 2.1(c) of the Seller Disclosure Schedule sets forth a complete and accurate list, of each state in which Seller does business.

(d)	Seller has no Subsidiaries.
Section 2.2	Authority Relative to this Agreement and Related Matters

Seller has all necessary power and authority, corporate and otherwise, to enter into this Agreement and the other agreements and instruments to be delivered by Seller pursuant to this Agreement and to carry out its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and therby (the “Transactions”) have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by CRS and Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3	Seller Organizational Documents

Seller has heretofore furnished to Buyer true, complete and correct copies of its certificate of incorporation and bylaws (together, the “Seller Organizational Documents”).  Such Seller Organizational Documents are in full force and effect.

Section 2.4	No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the Transactions will not, (a) conflict with or violate the organizational documents of Seller, (b) conflict with or violate any Law or Order applicable to Seller, or by which Seller or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, oral or written, to which Seller is a party or by which Seller or any of its properties is bound, or (d) require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.4 of the Seller Disclosure Schedule, (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or (iii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other acts or omissions could not reasonably be expected to have Seller Material Adverse Effect.

Section 2.5	Financial Statements; Undisclosed Liabilities; Absence of Certain Changes
(a)

Seller has delivered to Buyer unaudited financial statements, prepared by management, attached as Section 2.5 to the Seller Disclosure Schedule (all such financial statements and any notes thereto are hereinafter collectively referred to as the “Financial Statements”).  All information set forth in the Financial Statements is true and correct and does not omit to state any material fact.

(b)

Except as set forth in Section 2.5 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, there has not occurred any Seller Material Adverse Effect and since December 31, 2012, Seller has conducted the Business in the ordinary course of business, consistent with past practice.

Section 2.6	Absence of Litigation

Except as disclosed in Section 2.6 of the Seller Disclosure Schedule, as of the date hereof (a) there is no private or governmental action, suit, proceeding, litigation, arbitration, or investigation, criminal prosecution or inquiry (“Action”) concerning Seller or the Purchased Assets pending or, to the knowledge of the Seller, threatened and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against Seller or the Purchased Assets that, in either case, affects or is reasonably likely to affect the Purchased Assets or Seller’s performance of its obligations under this Agreement.

Section 2.7	Employee Benefit Plans

Section 2.7 of the Seller Disclosure Schedule sets forth a true and complete list of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained, sponsored or contributed to by Seller or any entity that would be deemed a “single employer” with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code, and all bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit and other similar fringe and employee benefit plans, programs, policies and arrangements, and all employment and consulting agreements, in each case for the benefit of, or relating to, any employee or former employee of Seller (including their beneficiaries) (collectively, the “Seller Employee Plans”). Except as set forth in Section 2.7 of the Seller Disclosure Schedule, with respect to any of the Seller Employee Plans, (i) each Seller Employee Plan (other than a Multiemployer Plan) intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or, pursuant to Revenue Proceeding 2005-16, may rely upon an opinion or advisory letter; (ii) no such Seller Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063 and 4064 of ERISA (a “Multiple Employer Plan”), and no withdrawal liability exists with respect to any Multiemployer Plan or Multiple Employer Plan; (iii) there has been no “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of any of the Seller Employee Plans; (iv) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA) has been incurred, and no excise or other Taxes have been incurred or are due and owing by Seller with respect to any of the Seller Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (v) no Action has been instituted or is threatened against or with respect to any Seller Employee Plan (other than routine claims for benefits and appeals of such claims); (vi) each Seller Employee Plan (other than a Multiemployer Plan) complies and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (vii) no Seller Employee Plan (other than a Multiemployer Plan) is under audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Authority; (viii) except as required by Section

4980B(f) of the Code, no Seller Employee Plan provides medical, death or welfare benefits (whether or not insured) with respect to current or former employees of Seller beyond their retirement or other termination of employment; and (ix) the consummation of the Transactions (either alone or in conjunction with any other event) will not entitle any current or former employee of Seller to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) or increase the amount of compensation due to any employee of Seller.

Section 2.8	Permits

Section 2.8 of the Seller Disclosure Schedule lists the material Permits required in connection with the operation of the Business as it is now being operated and conducted by Seller (collectively, “Seller Permits”).  Seller is in compliance with the terms and conditions of such Seller Permits, and, as of the date hereof, no revocation, suspension or cancellation of any such Seller Permit is pending or, to the knowledge of the Seller, threatened.

Section 2.9	Purchased Assets; Business
(a)

Except as set forth in Section 2.9(a) of the Seller Disclosure Schedule, Seller has good, marketable and valid title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Purchased Assets (except for such Purchased Assets disposed of as permitted by Section 4.1), in each case free and clear of all Encumbrances, except for Permitted Encumbrances and as set forth in the Financial Statements.  Except as set forth in Section 2.9 of the Seller Disclosure Schedule, none of the Purchased Assets are subject to any covenant or restriction prohibiting or limiting their transfer under this Agreement.  Except as set forth in Section 2.9 of the Seller Disclosure Schedule, Seller does not own or lease any real property used in or otherwise related to the Business.

(b)

Except as set forth in Section 2.9(b) of the Seller Disclosure Schedule, the Purchased Assets and the portion of the Facility utilized by the Business: (i) constitute all of the assets necessary to conduct the Business in the manner in which it has been operated and conducted by Seller in the past year and as it is currently operated and conducted, and (ii) are in the exclusive possession and control of the Seller and no person or entity other than the Seller is entitled to possession of any portion of the Purchased Assets or the portion of the Facility utilized by the Business.

Section 2.10	Assumed Contracts

Except as set forth in Section 2.10 of the Seller Disclosure Schedule, Seller has made available to Buyer a correct and complete copy of each Assumed Contract, or in the case of an oral Assumed Contract, a correct and complete written description thereof.  With respect to each Assumed Contract, except as set forth in Section 2.10 of the Seller Disclosure Schedule:  (i) the Assumed Contract is a legal, valid and binding obligation of the parties thereto and is in full force and effect; (ii) Seller is not in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Seller under the Assumed Contract; and (iii) to Seller’s knowledge, no other party to an Assumed Contract is in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such other party, under any such Assumed Contract.

Section 2.11	Compliance with Laws

The Business has been operated since January 4, 2008 in compliance in all material respects with all Laws applicable thereto.

Section 2.12	Labor Matters
(a)

Except as set forth in Section 2.12(a) of the Seller Disclosure Schedule, and, only with respect to employees who are not Employee Assets, except as would not have a Seller Material Adverse Effect, Seller: (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to current, former or retired employees or consultants of Seller (collectively, “Seller Employees”); and (ii) has timely withheld and paid over to the appropriate Governmental Authorities all amounts required by Law to be withheld from the wages, salaries and other payments to Seller Employees.

(b)

Seller is not involved in or threatened with any labor dispute, grievance or Action relating to labor, safety or discrimination matters concerning the Business or any Employee Asset, including, without limitation, charges of unfair labor practices or discrimination complaints.  Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act concerning the Business or any Employee Asset.  Seller is not a party to, or bound by, any collective bargaining agreement concerning the Business or any Employee Asset and no collective bargaining agreement concerning the Business or any Employee Asset is being negotiated by Seller.

Section 2.13	Tax Matters
(a)

Except as set forth in Section 2.13 of the Seller Disclosure Schedule, Seller, and each other Person included in any consolidated or combined Tax Return or part of an affiliated group, within the meaning of Section 1504 of the Code, of which Seller is or has been a member (i) has paid or caused to be paid all Taxes required to be paid by it, including any Taxes shown to be due on any Tax Return filed by it, (ii) has filed or caused to be filed all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed and (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)

Except as set forth in Section 2.13 of the Seller Disclosure Schedule, (i) there is no Action or audit pending or, to the knowledge of Seller, threatened with respect to any liability for Tax relating to income of Seller for which a material amount of Tax is at issue, (ii) there is no liability for Tax pursuant to United States Treasury Regulations Section 1.1502-6 (or any comparable provision of state or local law), (iii) no Tax liens exist for any Taxes upon any of the Purchased Assets other than liens for Taxes not yet due, and to the Seller’s knowledge, no deficiency or addition to Taxes, interest or penalties for any Taxes has been proposed, asserted or assessed against the Seller or any member of any affiliated or combined group of which the Seller was or is a member, (iv) no claim has ever been made by any Taxing authority in a jurisdiction in which the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction; and (v) the Seller (including all predecessors thereof) has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as withholding of Taxes from the wages of employees), and the Seller has not been and is not liable for any Taxes for failure to comply with such Laws.

Section 2.14	Brokers

Except as set forth in Section 2.14 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller and any such fee or commission shall be borne by the Seller.

Section 2.15	Intellectual Property

Section 2.15 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property owned or licensed by Seller and used or useful in connection with the Business (collectively, the “Business Intellectual Property”), and, to the Seller’s knowledge, the Business Intellectual Property is sufficient for the conduct of the Business as currently conducted.

(a)

Except as set forth in Section 2.15 of the Seller Disclosure Schedule, to the Seller’s knowledge (i) with respect to any Business Intellectual Property owned by Seller (as opposed to Business Intellectual Property of which Seller is a licensee), Seller owns all right, title and interest to all such Business Intellectual Property, without any conflict known to Seller with the rights of others, (ii) no Person other than Seller has the right to use the Business Intellectual Property owned by Seller, and (iii) Seller has the valid right to use, pursuant to a license, sublicense or other agreement, any Business Intellectual Property that is owned by a Person other than Seller.

(b)

(i) To the Seller’s knowledge, the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise conflict with any Intellectual Property right of any third Person, (ii) the Seller has not received from any Person in the past 5 years any written notice, charge, compliant, claim or assertion of any of the foregoing and (iii) no such claim is impliedly threatened by an offer to license Intellectual Property rights from any third Person under claim of use.

(c)

To the Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the Transactions will not result in the loss of, or any Encumbrance on, the rights of Seller with respect to the Business Intellectual Property owned by it;

(d)

To the Seller’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third Person the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Business Intellectual Property owned by Seller, or (ii) any license, sublicense and other agreement as to which Seller is a party and pursuant to which Seller is authorized to use any third Person Business Intellectual Property, excluding generally commercially available, off-the-shelf software programs.

(e)

To the Seller’s knowledge, no claim by any third Person contesting the validity, enforceability, use or ownership of any of the Business Intellectual Property has been made, is currently outstanding or, to Seller’s knowledge, has been threatened, and to Seller’s knowledge, there are no grounds for the same.

(f)

To the Seller’s knowledge, the loss or expiration of any Business Intellectual Property rights would not reasonably be expected to result in a Seller Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable.

Section 2.16	Real Property
(a)

Seller has good and marketable title to the facility located at [9307 Maumelle Blvd., North Little Rock, AR 72113] (the “Facility”), free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)	With respect to the Facility, except as set forth in Section 2.16(b) of the Seller Disclosure Schedule:
(i)

no portion thereof is subject to any pending condemnation or other Action by any public or quasi-public authority and, to Seller’s knowledge, there is no threatened condemnation or other Action with respect thereto;

(ii)

the physical condition of the Facility is sufficient to permit the continued conduct of the Business as presently conducted, subject to the provision of usual and customary maintenance performed in the ordinary course with respect to similar properties of like age and construction;

(iii)

there are no Contracts, written or oral, to which Seller is a party, granting to any other Person the right of use or occupancy of any portion of the Facility utilized in connection with the Business, and there are no Contracts to which Seller is a party or, to Seller’s knowledge, legal restrictions that preclude or restrict in any material way the ability of the Buyer to continue to use the portion of the Facility utilized in connection with the Business;

(iv)	the Facility has been operated and maintained in all material respects in accordance with applicable Laws; and
(v)

the Facility is supplied with all utilities and other services necessary for Seller’s current and proposed uses of the Facility, including gas, electricity, water, communications, sanitary sewer and storm sewer, all of which services are adequate for the requirements of the Business.

Section 2.17	Investment in Shares Consideration
(a)

Seller is acquiring the Shares Consideration for Seller’s own account, and not with a view to, or for, resale or distribution in violation of the Securities Act, the securities laws of any U.S. state or the securities laws of any other applicable jurisdiction.  No Person has a direct or indirect beneficial interest in the Shares Consideration and Seller does not have any contract, understanding, agreement or arrangement with any Person to Transfer any of the Shares Consideration to any Person, except as such transfer may be made to Robert Cassera.

(b)

Seller understands that no Governmental Authority, including the U.S. Securities and Exchange Commission or the securities commission or authorities of any other jurisdiction, has approved or disapproved the Shares Consideration, passed upon or endorsed the merits of the offering of the Shares Consideration, or made any finding or determination as to the fairness of the Shares Consideration to investors.

(c)

Seller has been encouraged to rely upon the advice of Seller’s legal counsel and accountants or other financial advisors with respect to the tax and other considerations relating to the purchase of the Shares Consideration.  Seller has been offered, during the course of discussions concerning the purchase of the Shares Consideration, the opportunity to ask such questions and inspect such documents concerning CRS and its business and affairs as Seller has requested so as to understand more fully the nature of the investment and to verify the accuracy of the information supplied.

(d)

Seller has not acquired the Shares Consideration as a result of any general solicitation or general advertising, as such terms are defined in Regulation D under the Securities Act, including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(e)

Seller understands that Buyer and CRS are relying upon the truth and accuracy of Seller’s representations, warranties and acknowledgements contained in this Section 2.17, and on Seller’s covenants and agreements contained in Section 6.7 in order to determine the suitability of Seller to acquire the Shares Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND CRS

Buyer and CRS hereby represent and warrant to the Seller as of the date hereof and as of the Closing that, except as set forth in the disclosure schedule delivered by Buyer to Seller and attached hereto and made a part hereof (the “Buyer Disclosure Schedule”):

Section 3.1	Organization; Authority Relative to this Agreement

Each of CRS and Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to enter into, execute and deliver this Agreement, consummate the Transactions, and to carry out its obligations hereunder.  The execution and delivery by each of CRS and Buyer of this Agreement and the consummation by each of CRS and Buyer of the Transactions have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by each of CRS and Buyer, and constitutes the legal, valid and binding obligation of CRS and Buyer, enforceable against CRS and Buyer in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, voidable preference and other similar laws relating to or affecting the rights of creditors generally and except as the same may be subject to the effect of general principles of equity).

Section 3.2	No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by CRS and Buyer do not, and the consummation by Buyer of the Transactions will not, (a) conflict with or violate the organizational or governing documents of CRS or Buyer, (b) conflict with or violate any Law or Order applicable to CRS or Buyer or by which CRS or Buyer or any of their properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which CRS or Buyer is a party or by which CRS or Buyer or any of their properties is bound, or (d) require CRS or Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 3.2 of the Buyer Disclosure Schedule, (ii) for any filings required by the Exchange Act, and (iii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other failures or occurrences would not prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 3.3	Absence of Litigation

Except as disclosed in Section 3.3 of the Buyer Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Buyer, threatened against CRS or Buyer before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against CRS or Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 3.4	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of CRS or Buyer, and any such fee or commission shall be borne by Buyer.

ARTICLE IV

COVENANTS OF SELLER

Section 4.1	Conduct of Business by Seller Pending the Closing

Except as otherwise contemplated by this Agreement or as disclosed in Section 4.1 of the Seller Disclosure Schedule, or unless Buyer shall give its prior written consent, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Seller shall (i) conduct the Business in the ordinary course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current employees and maintain satisfactory relationships with its customers, clients, suppliers and others having business relationships with it.  Buyer agrees to cooperate reasonably with Seller in connection with the foregoing.  Without limiting the generality of the foregoing, and except as contemplated by this Agreement or disclosed in Section 4.1 of the Seller Disclosure Schedule, Seller shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Buyer and Seller:

(a)	amend or otherwise change the organizational documents of Seller;
(b)	issue any additional equity interests or issue, sell or grant any option or right to acquire, or otherwise dispose of, any equity interests;
(c)	effect any dissolution, winding up, liquidation or termination of the Seller or the Business;
(d)	incur or guarantee, or perform, pay or otherwise discharge, any material obligation or liability for the Business (absolute or contingent), except in the ordinary course of business;
(e)	terminate or amend in any material respect any Assumed Contract;
(f)	take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Seller herein untrue or incorrect in any material respect;
(g)	sell, lease, license, transfer or otherwise dispose of any Purchased Assets;
(h)	merge or consolidate with any Person;
(i)	make any investment in, or make any loan or advance to, any Person, except in the ordinary course of business;
(j)	enter into any employment agreement or arrangement or make any increase in the number or compensation of persons employed in the Business; or
(k)	agree to do any of the foregoing.
Section 4.2	Notification of Certain Events

Seller shall give prompt notice to Buyer if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Seller of any material notice or other material communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a representation or warranty made in Article II to become untrue, or that would or reasonably could cause a condition in Section 7.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against the Seller, or any of their properties, with respect to the Transactions. No such notice to Buyer shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 4.3	Non-Competition; Non-Solicitation
(a)

Seller hereby acknowledges that it is familiar with the Business and the trade secrets and with other confidential information related to the Business.  Seller acknowledges and agrees that

Buyer would be irreparably damaged if the Seller, or any of their respective Affiliates, were to provide services to or otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by Seller would result in a significant loss of goodwill by Buyer.  Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 4.3 were made in exchange for good and sufficient consideration for the Seller and were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if Seller  breached the provisions of this Section 4.3.  Therefore, Seller agrees that during the three (3) year period after the Closing Date (the “Restricted Period”), Seller shall not (and shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner directly or indirectly engage anywhere in the Restricted Territories in any business relating to the Business; provided that nothing herein shall prohibit (a) Seller from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation or (b) owning shares of CRS.  Seller acknowledges that the Business and Buyer’s business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions and time periods, as well as all other restrictions and covenants contained in Section 4.3 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of Buyer’s business and the Business being sold by Seller pursuant to this Agreement.

(b)

Seller agrees that it shall not (and Seller shall cause its Affiliates not to) directly, or indirectly through another Person during the Restricted Period, (i) induce or attempt to induce any employee of the Business, or any of their Affiliates to leave the employ of the Business, or in any way interfere with the relationship between the Businesss and any employee thereof, (ii) hire any person who was an employee of the Business at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 4.3(b) that any such hiring within such twelve-month period is in violation of clause (i) above), or (iii) call on, solicit or service any client, customer, supplier, licensee, licensor or other business relation of, the Business, induce or attempt to induce such Person to cease doing business with the Business or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Business (including making any negative statements or communications about the Business).  After the Closing, Seller shall not make any negative statements or communications about the Business.

(c)

If, at the time of enforcement of the covenants contained in this Section 4.3 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, Buyer’s business and the substantial investment in the Business made by Buyer hereunder.

(d)

If  Seller or any Affiliate of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without posting a bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and Buyer and that money damages would not provide an adequate remedy to Buyer; and (ii) the right and remedy to require  Seller to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(e)	In the event of any breach or violation by Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.
(f)

Nothing contained in this Section 4.3 shall prohibit Seller with respect to clause (i) below, and Seller and any Affiliates of Seller, from (i) collecting any receivables of Seller arising from the operation of the Business prior to the Closing, or (ii) winding down the business of Seller (other than the Business and the Purchased Assets).

Section 4.4	Name Change

On the Execution Date, the Seller shall deliver to Buyer for filing, the documents necessary to forfeit the trade name of Summit Software; provided, that Buyer hereby agrees not to file such documents until on or after the Closing Date.  After the Closing Date, neither Seller nor any of its Affiliates, shall transact business as, or use in the conduct of its businesses or otherwise, the name Summit Software or any other similar names.  From and after the Closing, Seller covenants and agrees not to and to cause its Affiliates not to use or otherwise employ any of the trade names, corporate names, d/b/a’s or similar Intellectual Property rights utilized by Seller in the conduct of the Business, which rights are included in the Purchased Assets purchased hereunder.  If the Closing does not take place on or by the Outside Date and this Agreement has been terminated, Buyer shall promptly return to the Seller the documents delivered by it on the Execution Date pursuant to this Section 4.4.

Section 4.5	Payments to Employees

Seller shall pay all employees of the Business for services rendered by said employees through the day prior to the Closing Date.

Section 4.6	Representations and Warranties

The Seller covenants and agrees that, except as otherwise contemplated by this Agreement or unless Buyer shall give its prior written consent, Seller shall not between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Seller, herein untrue or incorrect in any material respect.

ARTICLE V

COVENANTS OF BUYER

Section 5.1	Representations and Warranties

Buyer covenants and agrees that, except as otherwise contemplated by this Agreement or unless the Seller shall give its prior written consent, Buyer shall not between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer, herein untrue or incorrect in any material respect.

Section 5.2	Notification of Certain Events

.  Buyer shall give prompt written notice to the Seller if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by CRS or Buyer of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against CRS or Buyer, or any of their properties, with respect to the Transactions. No such notice to Seller shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.3	Access to Business Records

Notwithstanding anything to the contrary herein, after the Closing Date, Seller and/or its duly authorized representatives shall have the right, during reasonable business hours and upon three (3) Business Days’ notice, to inspect, examine and make copies of the business records included in the Purchased Assets reasonably necessary for the purpose of addressing audit and regulatory matters with any Governmental Authority.  The right of Seller to inspect, examine and make copies of such Business Records under this Section 5.3 shall survive for a period of five (5) years from the Closing Date.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1	Access to Information

Upon reasonable prior notice, either Party shall afford to the officers, employees, accountants, counsel and other agents and representatives of the other Party reasonable access at reasonable times, during the period prior to the Closing Date or the earlier termination of this Agreement, to all of the Party’s properties, books, contracts, commitments and records related to the Business.  In addition, during such period, each Party shall furnish to the other Party all information concerning the Business and Party’s properties and personnel related to the Business as either Party may reasonably request, and shall make available to Buyer and/or Seller the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Business and Sellers’ properties and personnel related to the Business as Buyer may reasonably request.  Notwithstanding the foregoing, no such review, inquiry or investigation shall affect any representations or warranties of any of the Parties herein or the conditions to the obligations of any of the Parties.

Section 6.2	Commercially Reasonable Efforts; Further Assurances
(a)

Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b)

From time to time, for a period of one year  after the Closing, at the request of Buyer and without further consideration, Seller agrees on its own behalf, as well as on behalf of its parents, subsidiaries, Affiliates, successors, assigns and legal representatives, to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary or desirable by Buyer to vest, record, perfect, support and/or confirm the rights herein conveyed.  Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights by Seller as otherwise set forth in this Agreement.

(c)

From time to time, for a period of one year after the Closing, at the request of Buyer and without further consideration, Seller agrees on its own behalf, as well as on behalf of their parents, subsidiaries, Affiliates, successors, assigns and legal representatives, to take such actions as may be necessary and to otherwise cooperate with Buyer in facilitating the transfer to Buyer of: (i) Seller’s relationships with the Employee Assets and (ii) Seller’s relationships with its clients and customers, and all accounts related thereto.

Section 6.3	Public Announcements

Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.4	Transfer Taxes

Buyer shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of purchase of the Purchased Assets by the Buyer and shall, at its own expense, file all necessary Returns and other documentation with respect to such Taxes, fees and charges.  Seller shall cooperate with Buyer in the preparation and execution of these Returns, or other documentation.

Section 6.5	Consents

Seller shall use its commercially reasonable efforts to, on or prior to the Closing Date, obtain from the counterparty to each contract, agreement, lease, license or other instrument set forth in Section 2.4 of the Seller Disclosure Schedule, such counterparty’s required consent to the Transactions, in the case of any Assumed Contracts, on terms reasonably acceptable to Buyer (the “Consents”).

Section 6.6	No Solicitation

From and after the date of this Agreement, until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, (i) Seller shall, and shall cause their respective representatives, directors, officers, partners, employees, counsel, members, accountants, advisors and other authorized representative (collectively, “Representatives”) terminate any existing discussions with third parties relating to any sale of Seller, any sale of the Business or any sale of the Purchased Assets, any merger of Seller or any joint venture or business combination involving Seller; and (ii) the Seller shall not and each shall cause their respective Representatives not to, directly or indirectly, initiate, solicit or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate with, encourage or assist, any third party regarding any such transaction described in inquiries or proposals described in (i) above.  Seller agrees to immediately advise the Buyer of any inquiries or proposals received from third parties regarding any such transaction.

Section 6.7	Restrictions on Transfer of Shares Consideration
(a)

Seller shall not offer, sell, pledge or otherwise transfer or dispose of (any such action, a “Transfer”) the Shares Consideration, or any of it, except (i) to CRS, (ii) to Robert Cassera, (iii) to non-U.S. persons (as that term is defined in Rule 902 under the Securities Act) in an offshore transaction that meets the requirements of Regulation S under the Securities Act (including the Preliminary Notes thereto), (iv) pursuant to another applicable exemption or exclusion from the registration requirement of the Securities Act or (v) pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with any applicable U.S. state securities laws and the securities laws of any other applicable jurisdiction after, in the case of Transfers pursuant to clauses (iii) or (iv) of this paragraph, Seller has furnished to CRS an opinion of counsel acceptable to CRS or other evidence satisfactory to CRS that such an exemption or exclusion is available.  CRS hereby grants to Seller the registration rights set forth in Appendix 1 attached to this Agreement, subject to the terms and conditions set forth therein.  Appendix 1 attached to this Agreement is hereby incorporated by reference in, and forms an integral part of, this Agreement.

(b)	Any certificates representing the Shares Consideration may, in CRS’s sole discretion, bear a restrictive legend to the following effect:

THE SHARES OF COMMON STOCK IN CORPORATE RESOURCE SERVICES, INC. (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND SHALL NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO THE COMPANY (2) TO A NON-U.S. PERSON (AS THAT TERM IS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING

THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT (INCLUDING THE PRELIMINARY NOTES THERETO), (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION OR EXCLUSION FROM THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE U.S. STATE SECURITIES LAWS AND THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSES (2) OR (3) OF THIS LEGEND, THE TRANSFEROR HAS FURNISHED TO THE COMPANY AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH AN EXEMPTION OR EXCLUSION IS AVAILABLE.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1	Conditions to Obligations of Each Party

The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of the following condition:  no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 7.2	Additional Conditions to Obligations of Buyer

The obligation of Buyer to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)

The representations and warranties of the Seller set forth in Article II of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all material respects, as the case may be, as of such date.

(b)

Seller shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date, including the deliveries under Section 1.6(b).

(c)	Buyer shall have received all documentation as required by Section 1.6(b).

(d)	Buyer shall have received the Bill of Sale, dated the Closing Date and duly executed by Seller.
(e)	Buyer shall have received the Assignment of Domain Names, substantially in the form of Exhibit __ dated the Closing Date and duly executed by Seller.
(f)	Buyer shall have received the Assignment of Trade Names, substantially in the form of Exhibit __ dated the Closing Date and duly executed by Seller.
(g)

Buyer shall have received a lease to the portion of the Facility utilized in connection with the Business substantially in the form of Exhibit _ dated the Closing Date and duly executed by Seller (the “Lease”).

(h)

Buyer shall have received a certificate of Seller, dated the Closing Date, signed by an executive officer of Seller, to the effect that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

(i)	Buyer shall have received the documents described in Section 4.4 hereof.
Section 7.3	Additional Conditions to Obligations of Seller

The obligation of Seller to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)

The representations and warranties of Buyer set forth in Article III of this Agreement (i) that are qualified by the words “material” or “material adverse effect” (including “Seller Material Adverse Effect”) shall be true and correct in all respects on and as of the Closing Date as if made on and as of that date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all respects or in all material respects, as the case may be, as of such date.

(b)	Buyer shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date.
(c)

Seller shall have received a certificate of Buyer, dated the Closing Date, signed by an executive officer of Buyer, to the effect that the conditions specified in Sections 7.3(a) and (b) have been satisfied.

(d)	Seller shall have received all documentation as required by Section 1.6(c).
(e)	There has been no adverse material change in the financial condition of the Buyer or CRS.

ARTICLE VIII

TERMINATION

Section 8.1	Termination

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a)	by mutual written consent of Buyer and Seller;
(b)

by Seller or Buyer, if the Closing shall not have been consummated on or before ____, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c)

by any Party, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and nonappealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided,  however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d)

by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement), if there has been a material breach by the Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Seller shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b); or

(e)

by Seller (if Seller is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a material breach by Buyer or CRS of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b).

(f)	by Seller if the price of the stock of CRS falls below $0.4355 at any time during the ten (10) business days prior to the Closing Date.
Section 8.2	Effect of Termination
(a)

In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any willful breach of this Agreement.  Without limiting the foregoing, Sections 2.14,  3.4,  6.3,  8.2,  10.6,

10.9,  10.10 and Article IX shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.9 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

ARTICLE IX

INDEMNIFICATION PROVISIONS

Section 9.1	Seller’ Indemnification Obligation

Seller agrees that it shall indemnify, defend and hold harmless Buyer, CRS and each of their officers, directors, Affiliates, partners, stockholders, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”) from and against any damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing Persons:

(a)

arising out of (i) any inaccuracy or breach of any representation or warranty of the Seller contained in Article II of this Agreement, (ii) any breach of any covenant or agreement of the Seller contained in this Agreement, (iii) any of the Excluded Liabilities, (iv) the operation of the Business prior to the Closing or (v) any Special Tax Losses; or

(b)

related to the Business or the Facility and arising from or in connection with Environmental, Health and Safety Laws, including those relating to the handling, treatment, storage, disposal, release or threatened release of Hazardous Materials at, onto or from any real property, or any offsite waste treatment or storage disposal facility associated with Seller or any predecessors of Seller (including related to former facilities), except for Liabilities described in this clause (b) that arise out of events after the Closing Date.

(c)

The Buyer Indemnified Parties shall be entitled to indemnification under clauses (a)(iii)–(v) and (b) of this Section 9.1 notwithstanding the disclosure of any such Liability in this Agreement, in the Seller Disclosure Schedule or otherwise.

Section 9.2	Buyer’s Indemnification Obligation

 Buyer agrees that it shall indemnify, defend and hold harmless Seller and its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives from and against any Liabilities incurred by any of the foregoing Persons arising out of (i) any inaccuracy or breach of any representation or warranty of Buyer contained in Article III of this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, (iii) any of the Assumed Liabilities or (iv) the operation of the Business from and after the Closing.

Section 9.3	Procedures for Indemnification for Third Party Claims

For purposes of this Article IX, any Party entitled to be indemnified under Article IX is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article IX is referred to herein as an “Indemnifying Party.”  The obligations and liabilities of the Parties under this Article IX with respect to, relating to or arising out of claims of third parties

(individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a)

The Indemnified Party shall give the Indemnifying Party prompt written notice (but in no event later than ten (10) Business Days following the receipt) of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it and reasonably satisfactory to the Indemnified Party; provided that (i) such Third Party Claim involves only monetary claims (and does not involve criminal or quasi criminal allegations or a claim which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects) and (ii) the Indemnifying Party shall have acknowledged in writing its indemnification obligations hereunder in respect of such claim.  Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim).  The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.  Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

(b)

If (i) the Indemnifying Party disputes its liability, (ii) the Indemnifying Party accepts it liability but chooses not to defend the Third-Party Claim, (iii) the Indemnifying Party chooses to defend the Third-Party Claim but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim or (iv) the Indemnifying Party fails to give notice of its acceptance or dispute of its liability within thirty days after receiving written notification of the Third Party Claims, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party.  Until such time as the Indemnifying Party has given notice with respect to whether it will undertake the defense of the Third Party Claim during the thirty day notice period, the Indemnified Party shall be entitled to take all actions reasonably necessary to defend the Third Party Claim, at the cost and expense of the Indemnifying Party.  The Indemnified Party shall make its election whether or not to defend within ten (10) calendar days after the expiration of the thirty-day notice period.  The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party is contesting.

(c)

Each Indemnified Party shall have the right to employ separate counsel in such claim and participate in the defense thereof, but the fees and expenses of such counsel (other than expenses reasonably incurred prior to the Indemnifying Party’s assumption of the defense) shall be at the expense of each Indemnified Party unless: (i) the Indemnifying Party has agreed to pay such expenses; (ii) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such proceeding (including any impleaded parties) include any Indemnified Party and the Indemnifying Party or an Affiliate of the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (x) it is reasonably likely that there will be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party or such Affiliate or (y) a conflict of interest is reasonably likely to exist if such counsel represents such Indemnified Party and the Indemnifying Party or its Affiliate; provided, however, that the Indemnifying Party shall not, in connection with any one such proceeding or separate but substantially similar or related proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party.

(d)

Without the consent of the Indemnified Party, the Indemnifying Party or Parties shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement (A) where the Third-Party Claim which the Indemnifying Party proposes to settle involves the business reputation of the Indemnified Party or its Affiliates or the possible criminal culpability of the Indemnified Party or its Affiliates or any of their respective officers, directors or employees, and (B) unless such judgment or settlement (i) includes as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is the subject of such Third-Party Claim, (ii) provides that the sole relief is monetary damages which are paid in full by the Indemnifying Party or Parties (and such monetary damages shall be actually paid in full by the Indemnifying Party or Parties) and (iii) does not include a statement as to or any admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 9.4	Exclusive Remedy

Except as set forth in Sections 4.3 and 10.9 and the immediately following sentence, the remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties with respect to any claim hereunder.  Notwithstanding the foregoing, each Party agrees and acknowledges that nothing in this Agreement (including this Article IX shall limit or restrict any Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon fraud, intentional misrepresentation or willful or criminal misconduct or deceit.

Section 9.5	Assertion of Claims

No claim shall be brought under Section 9.1 or 9.2 unless the Indemnified Parties, or any of them, at any time prior to the applicable Survival Date, gives the Indemnifying Party (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to Section 9.3 of any Third Party Claim, the existence of which might give rise to such a claim.  Upon the giving of such written notice pursuant to the preceding sentence, the Indemnified Parties, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 9.1 or 9.2.

Section 9.6	Effect of Knowledge

No Indemnified Party’s right to indemnification under this Article IX shall be affected by any investigation conducted by, or any knowledge of, any Indemnified Party related to (i) any representation or warranty of the Seller set forth in Article II or (ii) any covenant of the Seller in this Agreement, whether conducted or acquired before or after the date of this Agreement or on or after the Closing Date.

ARTICLE X

GENERAL PROVISIONS

Section 10.1	Survival of Representations and Warranties; Disclosure

The representations and warranties made by the Seller in Article II of this Agreement shall survive the Closing until the date that is 24 months after the Closing Date; provided,  however that the representations and warranties made by the Seller in Section 2.13 hereof shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof).  The representations and warranties made by Buyer in Article III of this Agreement shall survive the Closing until the date that is 24 months after the Closing Date.  The covenants and agreements of the Parties shall survive until they terminate in accordance with their own terms.  Disclosure by any Party in any section of its disclosure schedule shall be deemed disclosure with respect to all applicable sections so long as it is readily apparent from the context that the disclosure in one section is also applicable to such other sections.  The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date.”

Section 10.2	Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)	If to Buyer or CRS:

Corporate Resource Services, Inc.
160 Broadway, 13th Floor
New York, NY  10038
Telephone: (212) 346-7960
Attention:  John P. Messina

with a copy to:

Carter Ledyard & Milburn LLP
2 Wall St.
New York, NY  10005
Telephone: (212) 732-3200
Attention:  Steven J. Glusband
                  Justin A. Greenblum

(b)	If to the Seller:

Tri-Tel Communications, Inc.
160 Broadway, 2nd Floor
New York, New York 10038

Telephone: (212) 346-7960
Attention: Gina L. Russo

with a copy to:

Michael J.Agusta, Esq., P.C.

1012 Maple Drive

Franklin Square, New York 11010

Telephone: (516) 355-2070 ext. 12

Attention Michael J. Agusta, Esq.

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 10.3	Headings

The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules.  Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 10.4	Entire Agreement

This Agreement, together with the exhibits, appendicies and schedules attached hereto, and any other agreement or certificates delivered pursuant hereto constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 10.5	Assignment; Parties in Interest

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article IX hereof (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.6	Governing Law; Consent to Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without giving effect to any choice or conflict of law provision or rule, whether in the State of New York or any other jurisdiction, that would cause the Laws of any jurisdiction other than the State of New York to apply.  The Parties hereto hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, and, only after the Closing, any other court in which a Third Party Claim is asserted for which an Indemnified Party is entitled to indemnification under Article IX, in any action or proceeding arising out of or relating to this Agreement, and the

Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court.  The Parties hereto hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.7	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.8	Severability

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 10.9	Specific Performance
(a)

The Parties hereto agree that time is of the essence of the Transactions and if the Closing shall not have occurred on or before the Outside Date, Buyer shall be entitled to seek specific enforcement of the terms and provisions of this Agreement, without posting any bond or other security, unless Buyer’s failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date.

(b)

The Parties hereto further agree that irreparable damage would occur in the event that the provisions of Sections 4.3,  6.3, and 6.6 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that Buyer shall be entitled to seek an injunction or restraining order to prevent breaches of these sections and to seek to enforce specifically the terms and provisions thereof, without posting any bond or other security, this being in addition to any other right or remedy to which Buyer may be entitled under this Agreement, at law or in equity.

Section 10.10	Fees and Expenses

Except as otherwise expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 8.1.

Section 10.11	Amendment

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Seller, Buyer, and CRS (with respect to any provision applicable to them).

Section 10.12	Waiver

Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 2.6.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person. For the purposes of this Agreement the Parties shall not be deemed to be Affiliates.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Assumed Contracts” shall have the meaning ascribed to it in Section 1.1(d).

“Assumed Liabilities” shall have the meaning ascribed to it in Section 1.3.

 “Bill of Sale” shall have the meaning ascribed to it in Section 1.6(b)(i).

“Business” means all of the business engaged in by the Summit Software division of Seller, including the development, marketing and sale of software for the professional employer organization industry

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Business Intellectual Property” has the meaning given to that term in Section 2.15.

“Business Records” shall have the meaning ascribed to it in Section 1.1(c).

“Buyer” shall have the meaning ascribed to it in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article III.

“Closing” shall have the meaning ascribed to it in Section 1.6(a).

“Closing Date” shall have the meaning ascribed to it in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” shall have the meaning ascribed to it in Section 6.5.

 “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“CRS” shall have the meaning ascribed to it in the Preamble.

“CRS Shares” shall mean the shares of common stock of CRS, par value $0.0001 per share.

“Employee Assets” shall have the meaning ascribed in Section 1.1(b).

“Employment Agreements” shall have the meaning ascribed to it in Section 7.2(e).

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, deed of trust, mortgage, option, purchase right, pledge, hypothecation, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or any purchase option, call or similar right.

“Environmental, Health and Safety Laws” means all Laws, Permits and contracts or agreements with Governmental Authorities relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., CERCLA, the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated thereunder, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories.

“ERISA” shall have the meaning ascribed to it in Section 2.7.

“Exchange Act” shall have the meaning ascribed to it in Section 2.4.

“Excluded Assets” shall have the meaning ascribed to it in Section 1.2.

“Excluded Liabilities” shall have the meaning ascribed to it in Section 1.4.

“Excluded Industry” shall mean all of the business of Seller that does not relate to the operation of Summit Software.

“Execution Date” shall have the meaning ascribed to it in the Preamble.

“Financial Statements” shall have the meaning ascribed to it in Section 2.5(a).

“Fixed Assets” shall have the meaning ascribed to it in Section 1.1(a).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means any hazardous or toxic chemicals, materials or substances, pollutants, contaminants, or crude oil or any fraction thereof (including as such terms are defined under any Environmental, Health and Safety Law).

“Intellectual Property” means all rights of Seller in and to (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, reexaminations, provisionals, divisions, renewals, revivals, and foreign counterparts thereof and all registrations and renewals in connection therewith, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and other indicia of origin and corporate branding, assumed names and dbas, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) works of authorship, copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) mask works and all applications, registrations and renewals in connection therewith, (e) trade secrets, inventions and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs), (f) Internet addresses, uniform resource locaters, domain names, Websites and Web pages, (g) any and all other intellectual property and proprietary rights, (h) company-wide telephone numbers.

“Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.

“IRS” shall have the meaning ascribed to it in Section 2.7.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Lease” shall have the meaning ascribed to it in Section 7.2(h).

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 9.1.

“Multiemployer Plan” shall have the meaning ascribed to it in Section 2.7.

“Multiple Employer Plan” shall have the meaning ascribed to it in Section 2.7.

“Order” shall have the meaning ascribed to it in Section 2.6.

“Outside Date” shall have the meaning ascribed to it in Section 8.1(b).

“Parties” shall have the meaning ascribed to it in the Preamble.

“Permits” means permits, certificates, licenses, approvals and other authorizations from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves in the Financial Statements; (ii) workers or unemployment compensation liens arising in the ordinary course of the Business; and (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the ordinary course of the Business securing amounts that are not delinquent.

“Person” means an individual, corporation, partnership, Limited Liability Company, association, trust, unincorporated organization or other entity.

“Purchase Price” shall have the meaning ascribed to it in Section 1.5(a).

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1.

“Representatives” shall have the meaning ascribed to it in Section 6.6.

“Restrictive Covenants” shall have the meaning ascribed to it in Section 4.3(c).

“Restricted Period” shall have the meaning ascribed to it in Section 4.3(a).

“Restricted Territories” for purposes of this agreement, the following jurisdictions shall be considered Restricted Territories: Alaska, Alabama, Arkansas, Arizona, California, Colorado, Connecticut, Florida, Georgia, Iowa, Idaho, Illinois, Indiana, Kentucky, Louisiana, Massachusetts, Maryland, Michigan, Missouri, Montana, North Carolina, North Dakota, New Hampshire, New Jersey, New Mexico, New York, Ohio, Ontario, Pennsylvania, South Carolina, Tennessee, Texas, Utah and Virginia.

“Return” means, with respect to Taxes, any report, return, statement, estimate, declaration, form or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Securities Act” shall have the meaning ascribed to it in Section 1.5(b).

“Seller” shall have the meaning ascribed to it in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller and attached hereto and made a part hereof.

“Seller Employee Plans” shall have the meaning ascribed to it in Section 2.7.

“Seller Employees” shall have the meaning ascribed to it in Section 2.12(a).

“Seller Organizational Documents” shall have the meaning ascribed to it in Section 2.3.

“Seller Material Adverse Effect” means a material adverse effect on (A) the Business or the Purchased Assets or (B) the ability of the Seller to consummate the Transactions, except in each case for any such effect resulting from, arising out of or relating to (i) general economic conditions in the United States of America or changes therein which affects the business of the temporary and permanent placement of employees generally and not the Seller in particular; (ii) national or international political conditions, including any engagement in or escalation of hostilities, pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; or (iii) the taking of any action by Buyer or any of its Affiliates.

“Seller Permits” shall have the meaning ascribed to it in Section 2.8.

“Special Tax Losses” means and includes any and all Losses sustained, suffered or incurred by the Buyer or CRS arising from or in connection with Taxes payable by the Seller with respect to any period ending on or prior to the Closing Date (or the portion ending on the Closing Date of any period that includes but does not end on the Closing Date) or the untruth, inaccuracy or breach of the representations and warranties of the Seller contained in Section 2.13.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Survival Date” shall have the meaning ascribed to it in Section 10.1.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 9.3.

“Transactions” shall have the meaning ascribed to it in Section 2.2.

“Transfer” shall have the meaning ascribed to it in Section 6.7.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

TRI-TEL COMMUNICATIONS, INC.

By:	/s/ Robert Cassera
	Name:	Robert Cassera
	Title:	President

THE CRS GROUP, INC.

By:	/s/ John P. Messina, Sr.
	Name:	John P. Messina, Sr.
	Title:	President, Chief Executive Officer and Chairman of the Board

CORPORATE RESOURCE SERVICES, INC.

By:	/s/ John P. Messina, Sr.
Name: John P. Messina, Sr.
Title: President, Chief Executive Officer and Chairman of the Board

Appendix 1

Registration Rights

(a)	GRANT OF PIGGY-BACK REGISTRATION RIGHTS.

If at any time during the period beginning the 1st day of July 2013 until the 30th day of June 2018, (the “Registration Period”) (i) CRS proposes to register its shares of common stock, par value $0.0001 per share (“Company Shares”) under the Securities Act in connection with the public offering of such shares for cash (a “Proposed Registration”) other than a registration statement on Form S-8 or Form S-4 or any successor or other forms promulgated for similar purposes and a Registration Statement covering the CRS Shares is not effective, CRS shall, at such time, promptly give the Seller written notice of such Proposed Registration.  The Seller shall have ten (10) Business Days from its receipt of such notice to deliver to CRS a written request specifying the amount of CRS Shares (the “Registrable Securities”) that the Seller intends to sell and its intended method of distribution.  Upon receipt of such request, CRS shall use its best efforts to cause all the Registrable Securities which CRS has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of the Seller; provided, however, that CRS shall have the right to postpone or withdraw any registration effected pursuant to this Section 1 without obligation to the Seller.  If, in connection with any underwritten public offering for the account of CRS or for shareholders of CRS that have contractual rights to require CRS to register Company Shares, the managing underwriter(s) thereof shall impose a limitation on the number of Company Shares which may be included in a registration statement because, in the judgment of such underwriter(s), marketing or other factors dictate such limitation is necessary to facilitate such offering, then CRS shall be obligated to include in the registration statement only such limited portion of the Registrable Securities with respect to which the Seller has requested inclusion hereunder as such underwriter(s) shall permit.  Any exclusion of Registrable Securities shall be made pro rata among the holders of Company Shares seeking to include Company Shares in a registration statement, in proportion to the number of Company Shares sought to be included by such holders; provided, however, that CRS shall not exclude any Registrable Securities unless CRS has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in the registration statement or are not entitled to pro rata inclusion with the Registrable Securities; and provided, further, that, after giving effect to the immediately preceding proviso, any exclusion of Registrable Securities shall be made pro rata with holders of other securities having the right to include such securities in the registration statement.

(b)	OBLIGATIONS OF CRS.

In addition to performing its obligations hereunder, including without limitation those pursuant to Section 1 above, CRS shall:

(c)

use its best efforts to prepare and file with the U.S. Securities and Exchange Commission (the “Commission”) such amendments and supplements to the Registration

Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of the Registration Statement during the Registration Period, or as may be reasonably requested by the Seller in order to incorporate information concerning such Seller or such Seller’s intended method of distribution;

(d)

furnish to the Seller such number of copies of the prospectus included in the Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Seller may reasonably request in order to facilitate the disposition of the Registrable Securities, and cooperate with the Seller to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement in such denominations and registered in such names as the Seller may reasonably request;

(e)

use commercially reasonable efforts to register or qualify the Registrable Securities under the securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested from time to time by the Seller, and do any and all other acts or things which may be necessary or advisable to enable the Seller to consummate the public sale or other disposition of the Registrable Securities in such jurisdictions; provided that CRS shall not be required in connection therewith or as a condition thereto to qualify to do business, to subject itself to general taxation or to file a general consent to service of process in any such jurisdiction;

(f)

notify the Seller immediately after becoming aware of the occurrence of any event (but shall not, without the prior written consent of the Seller, disclose to the Seller any facts or circumstances constituting material non-public information) as a result of which the prospectus included in the Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and as promptly as practicable prepare and file with the Commission and furnish to the Seller a reasonable number of copies of a supplement or an amendment to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(g)

use commercially reasonable efforts to prevent the issuance of any stop order or other order suspending the effectiveness of the Registration Statement and, if such an order is issued, to obtain the withdrawal thereof at the earliest possible time and to notify the Seller of the issuance of such order and the resolution thereof;

(h)

(i) furnish to the Seller, on the date that the Registration Statement, or any successor registration statement, is declared effective by the Commission, a letter, dated such date, of outside counsel representing CRS, addressed to the Seller, confirming such effectiveness and, to the knowledge of such counsel, the absence of any stop order; and (ii) within two (2) Business Days after the Registration Statement, or any successor registration statement, is declared effective by the Commission, CRS shall cause outside counsel representing CRS to deliver, to the transfer agent for such Registrable Securities confirmation that such Registration Statement has been declared effective.

(i)

provide to the Seller and its representatives the reasonable opportunity to conduct, subject to confidentiality agreements reasonably acceptable to CRS, a reasonable inquiry of CRS’s financial and other records during normal business hours and make available its officers, directors and employees for questions regarding information which the Seller may reasonably request in order to fulfill any due diligence obligation on its part;

(j)

permit counsel for the Seller to review the Registration Statement and all amendments and supplements thereto, and any comments made by the staff of the Commission concerning the Seller and/or the transactions contemplated by the Agreement and CRS’s responses thereto, at least two (2) Business Days prior to the filing thereof with the Commission (or, in the case of comments made by the staff of the Commission, within a reasonable period of time following the receipt thereof by CRS) and shall not file any such document to which such counsel reasonably objects;

(k)

CRS shall make generally available to its security holders as soon as practicable, but not later than ninety (90) days after the close of the period covered thereby, an earning statement covering the twelve-month period following the effectiveness of any Registration Statement filed hereunder and otherwise in the form provided by the provisions of Section 11(a) under the Securities Act and Rule 158 promulgated thereunder).

3.            SUSPENSIONS.

(a)      Black-Out Period.  Upon the occurrence of a material development involving CRS after the Effective Date, the disclosure of which would have, in the good faith judgment of CRS and its outside legal counsel, a Material Adverse Effect on CRS and its shareholders, CRS shall have the right to suspend the use of the Registration Statement for a period of not more than ten consecutive calendar days or more than thirty (30) calendar days in any twelve month period, provided that at least thirty (30) calendar days must elapse between any such suspensions (a “Black-out Period”).

(b)      Notice of Suspension.  Notwithstanding anything to the contrary contained herein, if the use of the Registration Statement is suspended by CRS, CRS shall promptly give written notice of the suspension to the Seller and shall promptly notify it in writing as soon as the use of the Registration Statement may be resumed.  Notwithstanding anything herein to the contrary, CRS shall cause its transfer agent to deliver Company Shares to a transferee of the Seller in connection with any sale of Registrable Securities that was executed prior to the Seller’s receipt of the notice of a Black-out Period.

4.            OBLIGATIONS OF THE SELLER.

In connection with the registration of Registrable Securities pursuant to a Registration Statement, and as a condition to CRS’s obligations hereunder, the Seller shall:

(a)      timely furnish to CRS in writing such information regarding itself and the intended method of disposition of such Registrable Securities as CRS shall reasonably request in order to effect the registration thereof;

(b)      upon receipt of written notice from CRS of the happening of any event of the kind described in Section 2(d) or (e) above or of the commencement of a Black-out Period, immediately discontinue any sale or other disposition of such Registrable Securities pursuant to such Registration Statement until the filing of an amendment or supplement to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or until withdrawal of the stop order referred to in Section 2(e) above, or the termination of the Black-out Period, as the case may be; provided, that such notice from CRS shall not effect any sale executed by the Seller prior to the Seller’s receipt of such notice;

(c)      to the extent required by applicable law, deliver a prospectus to the purchaser of such Registrable Securities; and

(d)      notify CRS when it has sold all of the Registrable Securities held by it pursuant to either the Registration Statement or Rule 144.

5.            INDEMNIFICATION.

In the event that any Registrable Securities are included in a Registration Statement under this Agreement:

(a)      To the extent permitted by law, CRS shall indemnify and hold harmless the Seller, the officers, directors, employees, agents and representatives of the Seller, and each person, if any, who controls the Seller within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, liabilities or reasonable out-of-pocket expenses (whether joint or several) (collectively, including legal or other expenses reasonably incurred in connection with investigating or defending same, “Losses”), insofar as any such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein (in the case of any preliminary or final prospectus, in the light of the circumstances under which they were made), not misleading.  Subject to the provisions of Section 5(c) below, CRS will reimburse the Seller, and each such officer, director, employee, agent, representative or controlling person, for any reasonable legal or other out-of-pocket expenses as incurred by any such entity or person in connection with investigating or defending any Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of CRS (which consent shall not be unreasonably withheld), nor shall CRS be obligated to indemnify any person for any Loss to the extent that such Loss is (i) based upon and is in conformity with written information furnished by such person expressly for use in such Registration Statement or (ii) based on a failure of such person to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by CRS, if such delivery is required by applicable law.  CRS shall not enter into any settlement of a Loss that does not provide for the unconditional release of the Seller from all liabilities and obligations relating to such Loss.

(b)      To the extent permitted by law, the Seller shall indemnify and hold harmless CRS, the officers, directors, employees, agents and representatives of CRS, and each person, if any, who controls CRS within the meaning of the Securities Act or the Exchange Act, against any Losses to the extent (and only to the extent) that any such Losses are based upon and in conformity with written information furnished by the Seller expressly for use in such Registration Statement. Subject to the provisions of Section 5(c) below, the Seller will reimburse any reasonable legal or other expenses as incurred by CRS and any such officer, director, employee, agent, representative, or controlling person, in connection with investigating or defending any such Loss; provided, however, that the foregoing indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Seller (which consent shall not be unreasonably withheld); and provided, further, that, in no event shall any indemnity under this Section 5(b) exceed the net proceeds resulting from the sale of the Registrable Securities sold by the Seller under such Registration Statement.

(c)      Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of one such counsel for all indemnified parties to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 with respect to such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5 or with respect to any other action unless the indemnifying party is materially prejudiced as a result of not receiving such notice.

(d)      In the event that the indemnity provided in paragraph (a) or (b) of this Section 5 is unavailable or insufficient to hold harmless an indemnified party for any reason, CRS and the Seller agree, severally and not jointly, to contribute to the aggregate Losses to which CRS or the Seller may be subject in such proportion as is appropriate to reflect the relative fault of CRS and the Seller in connection with the statements or omissions which resulted in such Losses; provided, however, that in no case shall the Seller be responsible for any amount in excess of the net proceeds resulting from the sale of the Registrable Securities sold by it under the Registration Statement.  Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by CRS or by the Seller.  CRS and the Seller agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation, which does not take account of the equitable considerations, referred to above.  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.  For purposes of this Section 5, each person who controls the Seller within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of the Seller shall have the same rights to contribution as the Seller, and each person who controls CRS within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of CRS shall have the same rights to contribution as CRS, subject in each case to the applicable terms and conditions of this paragraph (d).

(e)      The obligations of CRS and the Seller under this Section 5 shall survive the completion of any offering or sale of Registrable Securities pursuant to a Registration Statement under this Agreement, or otherwise.